EXHIBIT 99.7

ORBIMAGE INC.

INVESTMENT UNITS, EACH UNIT

CONSISTING OF ONE SHARE OF COMMON STOCK AND
WARRANT TO PURCHASE COMMON STOCK

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD

STOCKHOLDERS OF ORBIMAGE INC.

                    , 2005

TO OUR CLIENTS:

      Enclosed for your consideration are a Prospectus, dated February 11, 2005 (the “Prospectus”), and the “Instructions as to Use of ORBIMAGE Inc. Subscription Rights Certificates” relating to the offering (the “Rights Offering”) by ORBIMAGE Inc. (“ORBIMAGE”) of investment units (“Investment Units”), each Investment Unit consisting of one share of common stock, par value $0.01 per share, of ORBIMAGE (the “Common Stock”) and one Warrant (as such term is defined below), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock at the close of business on February 10, 2005 (the “Record Date”). Each warrant (the “Warrants”) entitles its holder to purchase one share of Common Stock for an exercise price of $10.00 per share within five years of the issuance of such Warrant. The Rights are described in ORBIMAGE’s Prospectus.

      In the Rights Offering, ORBIMAGE is offering an aggregate of 3,258,406 Investment Units, as described in the Prospectus.

      The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on March 14, 2005, unless extended in the sole discretion of ORBIMAGE (as it may be extended, the “Expiration Date”).

      As described in the accompanying Prospectus, you will receive 0.23 Rights for each share of Common Stock carried by us in your account as of the Record Date.

      Each Right will allow you to subscribe for one Investment Unit (the “Basic Subscription Privilege”) at the cash price of $10.00 per share (the “Subscription Price”).

      In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”), at the same cash price of $10.00 per Investment Unit, for Investment Units that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Privilege (the “Excess Investment Units”), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Privilege if they exercised their Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Investment Units to satisfy all subscriptions made under the Over-Subscription Privilege, ORBIMAGE will allocate the remaining Excess Investment Units pro rata, after eliminating all fractional rights, among those holders of Rights who exercised their Over-Subscription Privileges. “Pro rata” means in proportion to the number of Investment Units that each holder of Rights has purchased by exercising its Basic Subscription Privilege. If there is a pro rata allocation of the remaining Excess Investment Units and a holder of Rights receives an allocation of a greater number of Excess Investment Units than they subscribed for under their Over-Subscription Privilege, then ORBIMAGE will allocate to them only the number of Excess Investment Units for which they subscribed. ORBIMAGE will allocate the remaining Excess Investment Units among all other holders exercising their Over-Subscription Privileges. See “The Rights Offering — Subscription Privileges” in the Prospectus.

      The Rights will be evidenced by transferable Rights certificates, and will be null and void at the close of business on the Expiration Date. The Rights will be transferable until the close of business on the last trading day preceding the Expiration Date, at which time they will cease to have value.

      THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Investment Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

      Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Basic Subscription Privilege and your Over-Subscription Privilege, such exercise may not be revoked.

      If you wish to have us, on your behalf, exercise the Rights for any Investment Units to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

      ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE BANK OF NEW YORK, THE SUBSCRIPTION AGENT, AT THE FOLLOWING TELEPHONE NUMBER: (800) 507-9357.

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of Investment Units (as defined in the Prospectus) of ORBIMAGE Inc. (“ORBIMAGE”).

      This form will instruct you whether to exercise Rights to purchase Investment Units distributed with respect to the shares of ORBIMAGE’s common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of ORBIMAGE Inc. Subscription Rights Certificates.”

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for Investment Units.

Box 2. ☐ Please EXERCISE RIGHTS for Investment Units as set forth below.

	Number of Shares	Subscription Price	Payment

Basic Subscription Privilege:		X	= $ (Line 1)

Over-Subscription Privilege:		X	= $ (Line 2)

Total Payment Required:		X	= $ (Sum of Lines 1 and 2; must equal total amounts of boxes 3 and 4)

Box 3. ☐ Payment in the following amount is enclosed $ .

Box 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted: $

Signature(s)

Please type or print name(s) below:

Date:                     , 2005